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                      [Letterhead of Kenny S&P Evaluation Services]

                                                            October 15, 1997

             Prudential Securities Incorporated
             One New York Plaza
             14th Floor
             New York, NY 10292-2014

                            Re:  National Municipal Trust
                                 Series 192

             Gentlemen:

                       We have examined Registration Statement File
             No. 333-32405 for the above-captioned trust. We hereby ac-knowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

                       In addition, we hereby confirm that the ratings indi-
             cated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

                       You are hereby authorized to file a copy of this let-
             ter with the Securities and Exchange Commission.

                                                Sincerely,

                                                /s/ Frank A. Ciccotto

                                                Frank A. Ciccotto
                                                Vice President